Pricing Supplement No. 17,931 Registration Statement Nos. 333-293641; 333-293641-01 Dated August 6, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $1,581,000 Trigger Autocallable Contingent Yield Notes
Linked to the Class B Common Stock of United Parcel Service, Inc. due August 12, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley
Principal at Risk Securities

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide returns based on the performance of the Class B Common Stock of United Parcel Service, Inc. (the “Underlying Shares”). If the closing price of the Underlying Shares on a quarterly Observation Date, as adjusted for certain corporate events affecting such Underlying Shares (the “Observation Date Closing Price”), is equal to or greater than the Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the closing price of the Underlying Shares on an Observation Date is less than the Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date. In addition, MSFL will automatically call the Securities early if the Observation Date Closing Price on any quarterly Observation Date, beginning November 5, 2026, is equal to or greater than the Initial Price. If the Securities are called, MSFL will pay the principal amount plus the Contingent Coupon for that Observation Date, and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Price (as may be adjusted) is equal to or greater than the Downside Threshold (which is the same as the Coupon Barrier), MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date. However, if the Final Price is less than the Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Strike Date to the Final Observation Date. The Securities may be appropriate for investors who seek an opportunity for potentially enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in the Underlying Shares. Investing in the Securities involves significant risks. The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for the Underlying Shares is below the Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Price of the Underlying Shares is below the Initial Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Price of the Underlying Shares is below the Downside Threshold. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the quarterly Observation Date only if the Observation Date Closing Price on any quarterly Observation Date, beginning November 5, 2026, is equal to or greater than the Initial Price, and no further payments will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the Observation Date Closing Price on any quarterly Observation Date is equal to or greater than the Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Observation Date Closing Price is below the Coupon Barrier on an Observation Date, no coupon will be payable with respect to that Observation Date.

❑Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Price is greater than or equal to the Downside Threshold (which is the same as the Coupon Barrier) on the Final Observation Date, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. However, if the Final Price is less than the Downside Threshold, MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Strike Date to the Final Observation Date. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity. If you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

	Strike Date	August 5, 2026
	Trade Date	August 6, 2026
	Settlement Date	August 11, 2026 (3 business days after the Trade Date)
	Observation Dates	Quarterly, callable beginning November 5, 2026.
See “Observation Dates and Coupon Payment Dates” on page 6 for details.
	Final Observation Date*	August 9, 2027
	Maturity Date*	August 12, 2027
* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Trigger Autocallable Contingent Yield Notes Linked to the Class B Common Stock of United Parcel Service, Inc. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Contingent Coupon Rate**	Initial Price	Coupon Barrier	Downside Threshold	CUSIP	ISIN
Class B Common Stock of United Parcel Service, Inc. (UPS)*	9.75% per annum	$107.70	$70.01, which is approximately 65% of the Initial Price	$70.01, which is approximately 65% of the Initial Price	61780K277	US61780K2776

* Bloomberg ticker symbol is being provided for reference purposes only. The Closing Price on any trading day will be determined based on the price published by the relevant exchange.

** If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate. See “Contingent Coupon” on page 4.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and tax supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, tax supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.809 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.15	$9.85
Total	$1,581,000	$23,715	$1,557,285

(1)UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.15 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 20 of this pricing supplement.

(2)See “Use of Proceeds and Hedging” on page 20.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 20 of this pricing supplement.

Morgan Stanley   UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and a tax supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005464/dp244203_424b2-psautocallsec.htm

♦Tax supplement dated April 8, 2026:

https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement or prospectus, the terms described in this pricing supplement will prevail.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.809.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

♦You understand and accept the risks associated with the Underlying Shares.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the Underlying Shares will close at or above the Coupon Barrier on the Observation Dates, including above the Downside Threshold on the Final Observation Date.

♦You are willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

♦You believe the Underlying Shares will close at or above the Initial Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of the Underlying Shares and that your potential return is limited to the Contingent Coupons, if any.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, as set forth on the cover of this pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying Shares.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Coupon Barrier on the Observation Dates, including closing below the Downside Threshold on the Final Observation Date.

♦You are not willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

♦You seek an investment that participates in the appreciation in the price of the Underlying Shares or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page 8 of the accompanying prospectus and page S-38 of the accompanying product supplement and “Risk Factors” beginning on page TS-4 of the accompanying tax supplement for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “Information About the Underlying Shares” on page 15.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	Class B Common Stock of United Parcel Service, Inc.
Principal Amount	$10.00 per Security
Term	Approximately 1 year, unless earlier called
Automatic Call Feature

Beginning November 5, 2026, the Securities will be called automatically if the Observation Date Closing Price on any Observation Date is equal to or greater than the Initial Price.

If the Securities are called, MSFL will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Closing Price of the Underlying is below the Initial Price.

Contingent Coupon

If the Observation Date Closing Price is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Price is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate. The Contingent Coupon amount of $0.24375 (9.75% per annum) would be applicable to each Observation Date on which the closing price of the Underlying Shares is greater than or equal to the Coupon Barrier.

Contingent Coupon payments on the Securities are not guaranteed. MSFL will not pay you the Contingent Coupon for any Observation Date on which the closing price of the Underlying Shares is less than the Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 9.75% per annum. If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate.
Strike Date	August 5, 2026
Trade Date	August 6, 2026
Settlement Date	August 11, 2026
Observation Dates	Quarterly, callable beginning November 5, 2026. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
Final Observation Date	August 9, 2027*
Coupon Payment Dates	With respect to each Observation Date, as set forth under “Observation Dates and Coupon Payment Dates” on page 6.
Maturity Date	August 12, 2027*
Payment at Maturity (per Security)

MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Underlying Shares during the term of the Securities, as follows:

If the Securities are not automatically called and the Final Price is equal to or greater than the Downside Threshold (which is the same as the Coupon Barrier), MSFL will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due with respect to the Final Observation Date.

If the Securities are not automatically called and the Final Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Underlying Shares from the Strike Date to the Final Observation Date.

Observation Date Closing Price	The Closing Price of the Underlying Shares on any Observation Date times the Adjustment Factor on such date.
Share Return	Final Price – Initial Price Initial Price
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Initial Price	$107.70, which is the Closing Price of the Underlying Shares on the Strike Date.
Final Price	The Closing Price of the Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Downside Threshold	$70.01, which is approximately 65% of the Initial Price of the Underlying Shares.
Coupon Barrier	$70.01, which is approximately 65% of the Initial Price of the Underlying Shares.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
Record Date	The record date for each Contingent

Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an automatic call shall be payable to the person to whom the Payment at Maturity or the payment upon automatic call, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Observation Dates(1) and Coupon Payment Dates(2)
Observation Dates	Coupon Payment Dates
11/5/2026	11/10/2026
2/5/2027	2/10/2027
5/5/2027	5/10/2027
8/9/2027 (Final Observation Date)	8/12/2027 (Maturity Date)

(1)	Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.
(2)	If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Investment Timeline

The Initial Price, Downside Threshold and Coupon Barrier were determined.

If the Observation Date Closing Price is equal to or greater than the Coupon Barrier on any Observation Date, MSFL will pay you a Contingent Coupon on the Coupon Payment Date. However, if the Observation Date Closing Price is below the Coupon Barrier, no Coupon will be payable on the related Coupon Payment Date.

If the Observation Date Closing Price is equal to or greater than the Initial Price on any Observation Date, beginning on November 5, 2026, the Securities will be called and MSFL will pay you a cash payment per Security equal to the principal amount plus the Contingent Coupon otherwise due for the Observation Date, and no further payments will be made on the Securities.

The Final Price is determined as of the Final Observation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Coupon Barrier and Downside Threshold, at maturity MSFL will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the Final Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return) per Security

Under these circumstances, the Payment at Maturity will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Share Return, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

THE SECURITIES WILL NOT PAY A CONTINGENT COUPON IF THE OBSERVATION DATE CLOSING PRICE OF THE UNDERLYING SHARES IS BELOW THE COUPON BARRIER ON THE APPLICABLE OBSERVATION DATE. THE SECURITIES WILL NOT BE SUBJECT TO AN AUTOMATIC CALL ON ANY OBSERVATION DATE IF THE OBSERVATION DATE CLOSING PRICE OF THE UNDERLYING SHARES ON SUCH OBSERVATION DATE IS BELOW THE INITIAL PRICE. IF THE SECURITIES ARE NOT CALLED, YOU WILL LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT AT MATURITY IF THE FINAL PRICE IS LESS THAN THE DOWNSIDE THRESHOLD.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus, product supplement and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Price is less than the Downside Threshold. In this case, you will be exposed to the decline in the price of the Underlying Shares, as compared to the Initial Price, on a 1-to-1 basis, and the Payment at Maturity will result in a significant loss of your initial investment that is proportionate to the decline of the Underlying Shares over the term of the Securities. You could lose your entire principal amount.

♦You will not receive any Contingent Coupon for any quarterly period where the Observation Date Closing Price is less than or equal to the Coupon Barrier. A Contingent Coupon will be made with respect to a quarterly period only if the Observation Date Closing Price is greater than or equal to the Coupon Barrier. If the Observation Date Closing Price remains below the Coupon Barrier on each Observation Date over the term of the Securities, you will not receive any Contingent Coupons.

♦The Contingent Coupon is based solely on the Observation Date Closing Price. Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Observation Date Closing Price. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the applicable Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Price on a specific Observation Date, if such Observation Date Closing Price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the closing price of the Underlying Shares was higher on other days during the term of the Securities.

♦Investors will not participate in any appreciation in the price of the Underlying Shares. Investors will not participate in any appreciation in the price of the Underlying Shares from the Initial Price, and the return on the Securities will be limited to the Contingent Coupon, if any, that is paid with respect to each Observation Date on which the Observation Date Closing Price is greater than or equal to the Coupon Barrier prior to an automatic call or maturity, if any. The return on the Securities will be limited to the Contingent Coupons regardless of the appreciation of the Underlying Shares, which could be significant. It is also possible that the closing price of the Underlying Shares could be below the Coupon Barrier on most or all of the Observation Dates so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Underlying Shares and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of the Underlying Shares. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

♦You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Shares price is above the Downside Threshold at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security plus the Contingent Coupon, or if the price of the Underlying Shares closes below the Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Strike Date to the Final Observation Date.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as approximately three months by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Observation Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the price of the Underlying Shares will necessarily have declined from the Initial Price if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the price of the Underlying can recover.

♦A higher Contingent Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the price of the Underlying Shares and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Price of the Underlying could ultimately be less than the Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or a lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Observation Date Closing Price is greater than or equal to the Coupon Barrier on the quarterly Observation Dates, may indicate an increased risk that the price of the Underlying Shares will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the payment of regular interest or the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, a relatively lower Downside Threshold may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing price of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

owhether the Observation Date Closing Price has been below the Coupon Barrier on any Observation Date,

odividend rates on the Underlying Shares,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Final Price,

othe occurrence of certain corporate events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. The price of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “United Parcel Service, Inc.” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the securities is not equivalent to investing in the Underlying Shares. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares. As a result, any return on the Securities will not reflect the return you would realize if you actually owned shares of the Underlying Shares and received the dividends paid or distributions made on them.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

♦Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Price, and, as a result, the Coupon Barrier and Downside Threshold, which is the price at or above which the Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, and, if the Securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the Underlying Shares at maturity. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Shares on the Observation Dates, and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity, and, if the Securities are not called prior to maturity, the payout to you at maturity, if any.

♦The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Price, the Coupon Barrier, the Downside Threshold, the Final Price, whether the Securities will be called following any Observation Date, whether a Contingent Coupon is payable with respect to an Observation Date, whether a market disruption event has occurred, whether to make any adjustments to the Adjustment Factor and the payment that you will receive upon a call, on each Coupon Payment Date, if any, and at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the Adjustment Factor. These potentially subjective determinations may affect the payout to you upon a call, on each Coupon Payment Date, if any, or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, UBS or our or their respective affiliates. Morgan Stanley, MSFL, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities are, absent an exception, expected to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying Shares

♦Single stock risk. The price of the Underlying Shares can rise or fall sharply due to factors specific to that Underlying Shares and its Underlying Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Shares and the Underlying Issuer, please see “Information About the Underlying Shares” in this pricing supplement and the Underlying Issuers’ SEC filings referred to in those sections.

♦No affiliation with the Underlying Issuer. The Underlying Issuer is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities. We have not made any due diligence inquiry with respect to the Underlying Issuer in connection with this offering.

♦We may engage in business with or involving the Underlying Issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the Underlying Issuer without regard to your interests and thus may acquire non-public information about the Underlying Issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlying Issuer, which may or may not recommend that investors buy or hold the Underlying Shares.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying Shares, depending on the nature of such governmental regulatory actions and the Underlying Shares constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying Shares constituent stocks that have (or historically have had) significant weights within the Underlying Shares, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the Underlying Shares and, therefore, your return on the Securities.

♦The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Closing Price of the Underlying Shares for the purpose of determining whether any Contingent Coupon will be paid or whether the Securities will be redeemed and the amount payable at maturity, in each case for certain corporate events affecting the Underlying Shares, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the Underlying Issuer, such as mergers. However, the Calculation Agent will not make an adjustment for every corporate event that can affect the Underlying Shares. For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Observation Date. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the Underlying Shares by the amount of such dividends. If an event occurs that does not require the Calculation Agent to adjust the Closing Price, such as a regular cash dividend, the market price of the Securities and your return on the Securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before an Observation Date, this may decrease the Observation Date Closing Price to be less than the Coupon Barrier (resulting in no quarterly Contingent Coupon being paid with respect to such date) or the Final Price to be less than the Downside Threshold (resulting in a loss of a significant portion of all of your investment in the Securities), materially and adversely affecting your return.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call, on the Coupon Payment Dates and at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof; amounts may have been rounded for ease of reference):

♦Principal Amount: $10.00

♦Term: Approximately 1 year

♦Hypothetical Initial Price: $105.00

♦Contingent Coupon Rate: 9.75% per annum

♦Contingent Coupon: $0.24375 per quarter

♦Observation Dates: Quarterly

♦Hypothetical Coupon Barrier and Downside Threshold: $68.25, which is 65% of the Hypothetical Initial Price

Example 1 — Securities are Called on the Second Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	$75.00 (at or above Coupon Barrier)	$0.24375 (Contingent Coupon — Not Called)
Second Observation Date	$145.00 (at or above Initial Price)	$10.24375 (Settlement Amount)
	Total Payment:	$10.4875 (4.875% return)

The Underlying closes above the Coupon Barrier on the first Observation Date, and therefore a Contingent Coupon is paid on the related Coupon Payment Date. Because the Underlying closes above the Initial Price on the second Observation Date, MSFL calls the Securities on such Observation Date. On the call settlement date, MSFL will pay you a total of $10.24375 per Security, reflecting your principal amount plus the Contingent Coupon with respect to the relevant Observation Date. When added to the Contingent Coupon Payment of $0.24375 received in respect of the prior Observation Date, MSFL will have paid you a total of $10.4875 per Security for a 4.875% total return on the Securities over a 6-month term. No further amount will be owed to you under the Securities, and you will not participate in any appreciation of the Underlying Shares.

Example 2 — Securities are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$70.00 (at or above Coupon Barrier; below Initial Price)	$0.24375 (Contingent Coupon — Not Called)
Second Observation Date	$75.50 (at or above Coupon Barrier; below Initial Price)	$0.24375 (Contingent Coupon — Not Called)
Third Observation Date	$125.00 (at or above Initial Price)	$10.24375 (Settlement Amount)
	Total Payment:	$10.73125 (7.3125% return)

Since the Securities are called on the third Observation Date (which is approximately 9 months after the Trade Date), MSFL will pay you on the call settlement date a total of $10.24375 per Security, reflecting your principal amount plus the Contingent Coupon. When added to the total Contingent Coupon payments of $0.4875 received in respect of prior Observation Dates, MSFL will have paid you a total of $10.73125 per Security for an 7.3125% total return on the Securities over a 9-month term. No further amount will be owed to you under the Securities, and you will not participate in any appreciation of the Underlying Shares.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Shares is at or above the Downside Threshold

Date	Closing Price	Payment (per Security)
First Observation Date	$70.00 (at or above Coupon Barrier; below Initial Price)	$0.24375 (Contingent Coupon — Not Called)
Second Observation Date	$55.00 (below Coupon Barrier and Initial Price)	$0.00 (Not Called)
Third Observation Date	$50.50 (below Coupon Barrier and Initial Price)	$0.00 (Not Called)
Final Observation Date	$75.00 (at or above Downside Threshold and Coupon Barrier; below Initial Price)	$10.24375 (Payment at Maturity)
	Total Payment:	$10.4875 (4.875% return)

Since the Securities are not called and the Final Price is greater than or equal to the Downside Threshold, at maturity, MSFL will pay you a total of $10.24375 per Security, reflecting your principal amount plus the Contingent Coupon. When added to the Contingent Coupon payment of $0.24375 received in respect of prior Observation Dates, MSFL will have paid you a total of $10.4875 per Security for a 4.875% total return on the Securities over the 1-year term. You will not participate in any appreciation of the Underlying Shares.

Example 4 — Securities are NOT Called and the Final Price of the Underlying Shares is below the Downside Threshold

Date	Closing Price	Payment (per Security)
First Observation Date	$70.00 (at or above Coupon Barrier; below Initial Price)	$0.24375 (Contingent Coupon — Not Called)
Second Observation Date	$75.00 (at or above Coupon Barrier; below Initial Price)	$0.24375 (Contingent Coupon — Not Called)
Third Observation Date	$55.50 (below Coupon Barrier and Initial Price)	$0.00 (Not Called)
Final Observation Date	$31.50 (below Downside Threshold and Coupon Barrier; below Initial Price)	$10 + [$10 × Share Return] = $10 + [$10 × -70%] = $3.00 (Payment at Maturity)
	Total Payment:	$3.4875 (-65.125% return)

Since the Securities are not called and the Final Price of the Underlying Shares is below the Downside Threshold, at maturity MSFL will pay you $3.00 per Security. When added to the total Contingent Coupon payments of $0.4875 received in respect of prior Observation Dates, MSFL will have paid you $3.4875 per Security over the 1-year term, for a loss on the Securities of 65.125%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Price is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Share Return is less than zero. Any payment on the Securities, including any payment upon an automatic call, any Contingent Coupon or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities and current market conditions, there is a risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons paid to Non-U.S. Holders as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuer pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the Underlying Issuer may be obtained from other publicly available sources.

This document relates only to the Securities referenced hereby and does not relate to the Underlying Shares or other securities of the Underlying Issuer. We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuer. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuer could affect whether a Contingent Coupon is payable on any Coupon Payment Date, whether the Securities will be called following an Observation Date and/or the value received at maturity with respect to the Securities, and, therefore, the trading prices of the Securities.

Included on the following pages is (i) a brief description of the Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2021 through August 6, 2026, and (iii) a graph showing the daily Closing Prices from January 1, 2008 through August 6, 2026.

We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. Neither Morgan Stanley, MSFL nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Observation Date or during the term of the Securities. We make no representation as to the amount of dividends, if any, that the Underlying Issuer may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

United Parcel Service, Inc.

UPS is a global package delivery and logistics provider. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by United Parcel Service, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-15451 through the Securities and Exchange Commission’s website at www.sec.gov. The Closing Price of the Class B Common Stock of United Parcel Service, Inc. on August 6, 2026 was $103.20, and the graph below indicates the Coupon Barrier/Downside Threshold of 65% of the Closing Price. United Parcel Service, Inc.’s class B common stock is listed on the New York Stock Exchange under the ticker symbol “UPS.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	169.99	155.00	169.99
4/1/2021	6/30/2021	217.50	171.28	207.97
7/1/2021	9/30/2021	214.26	182.10	182.10
10/1/2021	12/31/2021	218.07	178.42	214.34
1/1/2022	3/31/2022	232.11	194.83	214.46
4/1/2022	6/30/2022	206.64	167.39	182.54
7/1/2022	9/30/2022	208.43	161.54	161.54
10/1/2022	12/31/2022	190.19	159.14	173.84
1/1/2023	3/31/2023	193.99	173.84	193.99
4/1/2023	6/30/2023	196.03	166.61	179.25
7/1/2023	9/30/2023	188.34	151.90	155.87
10/1/2023	12/31/2023	162.94	134.83	157.23
1/1/2024	3/31/2024	161.22	139.08	148.63
4/1/2024	6/30/2024	152.27	134.20	136.85
7/1/2024	9/30/2024	147.38	123.32	136.34
10/1/2024	12/31/2024	138.35	122.65	126.10
1/1/2025	3/31/2025	136.26	109.66	109.99
4/1/2025	6/30/2025	110.20	91.92	100.94
7/1/2025	9/30/2025	105.54	82.58	83.53
10/1/2025	12/31/2025	102.08	82.87	99.19
1/1/2026	3/31/2026	120.00	94.80	98.38
4/1/2026	6/30/2026	110.22	95.53	107.50
7/1/2026	8/6/2026*	117.72	103.20	103.20

* Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

The graph below illustrates the performance of the Underlying Shares from January 1, 2008 through August 6, 2026, based on information from Bloomberg.

*The dashed line indicates the Coupon Barrier and Downside Threshold of $70.01, each of which is approximately 65% of the Initial Share Price.

Past performance is not indicative of future results.

Additional Terms of the Securities

If the terms described herein are inconsistent with those described in the accompanying product supplement, tax supplement or prospectus, the terms described herein shall control.

The product supplement refers to the Principal Amount as “Stated Principal Amount,” the Underlying Issuer as the “Underlying Company,” the Initial Price as the “Initial Share Price,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Coupon Barrier/Downside Threshold” as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Issuer, (ii) the Underlying Issuer or any surviving entity or subsequent surviving entity of the Underlying Issuer (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Issuer or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Issuer is liquidated, (v) the Underlying Issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether the Securities will be automatically called and the amount payable upon an automatic call or at maturity for each Security will be as follows:

♦Upon any Observation Date following the effective date of a Reorganization Event and prior to the Final Observation Date: If the Exchange Property Value (as defined below) is greater than or equal to the Initial Share Price, the Securities will be automatically redeemed for a payment per Security equal to the Principal Amount plus the Contingent Coupon with respect to the applicable Observation Date.

♦Upon the Final Observation Date, if the Securities have not previously been automatically redeemed:

oIf the Exchange Property Value on the Final Observation Date is greater than or equal to the Downside Threshold, the payment at maturity per Security will be equal to: (i) the Stated Principal Amount plus (ii) the Contingent Coupon with respect to the Final Observation Date.

oIf the Exchange Property Value on the Final Observation Date is less than the Downside Threshold, the payment at maturity per Security will be equal to: the cash value of the Exchange Property as of the Final Observation Date, which is defined collectively as: securities, cash or any other assets distributed to holders of the Underlying Shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Shares, (B) in the case of a Spin-Off Event, the share of the Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Shares continues to be held by the holders receiving such distribution, the Underlying Shares; in an amount equal to the Exchange Property delivered with respect to a number of shares of the Underlying Shares equal to the exchange ratio (which is equal to the Principal Amount divided by the Initial Share Price) times the Adjustment Factor, each determined at the time of the Reorganization Event.

Following the effective date of a Reorganization Event, the Contingent Coupon will be payable for each Observation Date on which the Exchange Property Value is greater than or equal to the Coupon Barrier to and including the Maturity Date or the date of automatic call, if any.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Share Price, Coupon Barrier or Downside Threshold, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in the offering document and the related product supplement to the “Underlying Shares” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlying Shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the Final Observation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price or the Final Share Price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for the Underlying Shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Day-Count Convention

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered as Contingent Coupon, if any, with respect to the Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Contingent Coupon to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the applicable Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlying Shares, in futures or options contracts on the Underlying Shares, or positions in any other securities or instruments that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Price, and, as a result, the Coupon Barrier and Downside Threshold of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, or, if the Securities are not called prior to maturity, is the price at or above which the Underlying Shares must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares on the Observation Dates, and, therefore, adversely affect the value of the Securities, whether the Contingent Coupon is payable or whether the Securities are called prior to maturity and, if not, the payment you will receive at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.15 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the Securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.